Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Products Trust/ING Partners, Inc.

We consent to the use of our report dated February 19, 2010 on the financial statements of ING MidCap Opportunities Portfolio, a series of ING Variable Products Trust, and our report dated February 25, 2010 on the financial statements of ING Baron Asset Portfolio, a series of ING Partners, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Boston, Massachusetts

May 5, 2010